Exhibit 22.1

Cheniere Corpus Christi Holdings, LLC

Subsidiary Guarantors and Issuers of Guaranteed Securities and Affiliates Whose Securities Collateralize a Registrant’s Securities

The following entities are guarantors of the 7.000% Senior Secured Notes due 2024, 5.875% Senior Secured Notes due 2025, 5.125% Senior Secured Notes due 2027, 3.700% Senior Secured Notes due 2029, and the series of Senior Secured Notes due 2039 with weighted average rate of 3.72% issued by Cheniere Corpus Christi Holdings, LLC (the “Senior Notes”). The Senior Notes are secured on a first-priority basis, subject only to permitted liens, by security interests in all collateral owned or at any time acquired by the Issuer and the Guarantors.

Entity	Jurisdiction of Organization	Role
Cheniere Corpus Christi Holdings, LLC	Delaware	Issuer
Corpus Christi Liquefaction, LLC	Delaware	Guarantor / Pledged Collateral
Corpus Christi Pipeline GP, LLC	Delaware	Guarantor / Pledged Collateral
Cheniere Corpus Christi Pipeline, L.P.	Delaware	Guarantor / Pledged Collateral